UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010 (February 24, 2010)

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
(Exact name of Registrant as specified in charter)

Delaware	333-141568	20-8468508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 Broadway, 11th Floor New York, NY 10036
(Address of principal executive offices)

Registrant's telephone number, including area code: +86 (10) 82525361

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On February 24, 2010, China Advanced Construction Materials Group, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC (the “Underwriter”), related to a public offering of 2,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $4.60 per share, less a 6% underwriting commission. Under the terms of the Underwriting Agreement, the Company has granted the Underwriter an option, exercisable for 30 days, to purchase up to an additional 300,000 shares of Common Stock to cover over-allotments, if any. The offering is being made pursuant to the Company’s effective registration statement on Form S-3, as amended and supplemented (Registration Statement No. 333-164048), filed with the Securities and Exchange Commission. The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 8.01.  Other Events.

On March 1, 2010, the Company closed an offering of 2,000,000 shares of its Common Stock, at a price of $4.60 per share, less a 6% underwriting commission, pursuant to the terms of the Underwriting Agreement as disclosed in Item 1.01 above.  The Company received net proceeds of approximately $8.4 million from the offering, after deducting underwriting discounts and estimated offering expenses.

A copy of the opinion of Pillsbury Winthrop Shaw Pittman LLP with respect to the legality of the issuance and sale of the shares of Common Stock issued in the offering is filed herewith as Exhibit 5.1 to this Current Report.

On March 1, 2010, the Company issued a press release announcing that it had closed the public offering described in Item 1.01 of this Current Report.  The Company’s press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits:

No.	Description

1.1	Underwriting Agreement dated December 17, 2009

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP

99.1	Press Release dated March 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

China Advanced Construction Materials Group, Inc.

Date:  March 1, 2010

By:  /s/ Jeremy Goodwin

Name: Jeremy Goodwin
Title: President